Exhibit 99.3

Investor Contact:

Allison Good

The Smith & Wollensky Restaurant Group

Phone: 212-838-2061

Email: agood@swrg.com

Smith & Wollensky Reports Reclassification in Connection with Third Quarter Financial Results

New York, November 17, 2005 – The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced a reclassification of $336,000 from Treasury Stock and Additional Paid in Capital (“APIC”) to General and Administrative Expenses in connection with the financial results for the third quarter and nine months ended October 3, 2005 that were announced by the Company yesterday, November 16, 2005. The Company’s Quarterly Report on Form 10-Q for the quarter ended October 3, 2005 will reflect the reclassification.

As a result of the application of APB 25 “Accounting for Stock Issued to Employees” the Company was required to record a compensation expense of approximately $336,000, or $.04 per share, for the third quarter and nine months ended October 3, 2005, relating to the stock repurchase from James M. Dunn, its former president and the general manager of Smith & Wollensky in Boston. This amount was previously recorded as an increase to Treasury Stock and APIC on the Company’s Unaudited Balance Sheet at October 3, 2005.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be one of the largest-grossing à la carte restaurants in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cité, Maloney & Porcelli, Manhattan Ocean Club, Park Avenue Café, and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy. For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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